Exhibit 10.17

Live Wire Group, Inc.

Non-Employee Director Compensation Policy
(Revised February 2024)

This Non-Employee Director Compensation Policy (the “Policy”) has been developed to compensate members of the Board of Directors (the “Board”) of LiveWire Group, Inc. (the “Company”) who are not employees of the Company or any of its parents, affiliates, or subsidiaries and who are determined by the Board to be eligible to receive compensation under this Policy (each, an “Eligible Director”) for their time, commitment and contributions to the Board. It is expected that each Eligible Director will attend all meetings of the Board and of its committees on which such Eligible Director serves. An Eligible Director must attend at least 75% of his/her Board and/or Committee meetings to receive full compensation as defined below. If an Eligible Director’s attendance falls below such threshold, their compensation will be adjusted proportionately.

The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each Eligible Director who may be eligible to receive such cash or equity compensation hereunder, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Policy has been adopted by the Board effective as of February 14, 2023 (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted hereunder.

Annual Retainer Fees for Eligible Directors

a)Annual Retainer. Each Eligible Director shall be eligible to receive an annual retainer of $60,000 for service on the Board.

b)Additional Annual Retainers. Eligible Directors shall be eligible to receive an additional annual retainer for service as lead director of the Board or on a committee of the Board, as applicable, and as set forth below:

⃝	Lead Director	$20,000
⃝	Audit Finance Committee Members (non-Chair)	$8,000
⃝	Audit Finance Committee Chair	$10,000
⃝	Human Resources Committee Members (non-Chair)	$5,000
⃝	Human Resources Committee Chair	$7,500
⃝	Nominating & Corporate Governance Committee Members (non-Chair)	$5,000
⃝	Nominating & Corporate Governance Committee Chair	$6,500

c)Payment of Retainers. The annual retainers set forth above will be earned on a quarterly calendar basis and will be paid quarterly in arrears within ten (10) business days after the end of each calendar quarter. In the event an Eligible Director does not serve as an Eligible Director, or in the applicable position(s) described in subsection (b) above, for a full quarterly period, the retainers set forth above will be prorated based on the actual number of days that such Eligible Director actually serves as an Eligible Director (or in such position(s), as applicable) and (i) if such Eligible Director commences service on the Board or a committee during such period, will be paid by the Company ten (10) business days following the first quarter after the Eligible Director’s first Board or committee meeting, and (ii) if such Eligible Director ceases service on the Board or a committee during such period.

d)Election to be Paid in Stock. Eligible Directors will be eligible to elect to receive all (but not less than all) of their annual retainers in restricted stock units (“RSUs”) of Company common stock (with the number of shares of Company common stock determined based upon the amount of retainers elected to be paid in Company common stock and the fair market value of the common stock on the first business day after the Annual Meeting or the first business day after the Eligible Director’s first Board or committee meeting, as applicable). These RSUs shall be granted under and shall be subject to the terms and provisions of the Company’s 2022 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including any exhibits thereto, in substantially the forms approved by the Board prior to or in connection with such grants. Such shares will vest one year upon receipt except as set forth herein. Unless otherwise requested in writing by an Eligible Director in accordance with applicable election procedures established by the Board, the retainers set forth above will be paid in cash. In the event an Eligible Director chooses such election to be paid in stock and does not serve as an Eligible Director for the entire year, such RSUs will be prorated based on the number of days actually served since the Annual Meeting and such shares will become immediately vested.

Equity Compensation for Eligible Directors

a)General. Eligible Directors shall be granted the Annual Awards described below. The Annual Awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2022 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including any exhibits thereto, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all grants of Annual Awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b)Annual Awards. Commencing with the Annual Meeting occurring during a calendar year , each Eligible Director who is serving on the Board as of the date of the Annual Meeting and who will continue to serve on the Board immediately following such Annual Meeting shall be automatically granted an equity award (an “Annual Award”) in the form of RSUs, with the number of RSUs subject to each Annual Award determined by dividing (i) $125,000 by (ii) the closing trading price of the Company’s common stock on the grant date, rounded up to the nearest whole RSU. Each Annual Award shall vest in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next Annual Meeting following the grant date, subject to the applicable Eligible Director’s continued service on the Board through the applicable vesting date (for clarity, in the case of the foregoing clause (y), regardless of whether the Eligible Director is re-elected at such Annual Meeting (if up for election at such Annual Meeting)). In the event an Eligible Director chooses such election to be paid in stock and does not serve as an Eligible Director for the entire year, such Annual Award will be prorated based on the number of days actually served since the Annual Meeting and such shares will become immediately vested. If an Eligible Director is appointed at a time other than at the Annual Meeting, the number of RSUs will be pro-rated based upon the actual appointment date.

c)Change in Control. In the event of a Change in Control (as defined in the Equity Plan), all then-outstanding Annual Awards held by each Eligible Director will vest in full (to the extent then-unvested) immediately prior to the closing of such Change in Control, provided that the Eligible Director continues in service on the Board until immediately prior to such Change in Control.

Additional Compensation for and Payments to Eligible Directors

a)Clothing Allowance. Each Eligible Director shall receive an annual clothing allowance of $500 to purchase Company apparel and accessories, to the extent such purchases are substantiated in accordance with the policies, practices and procedures of the Company as in effect from time to time. Such Eligible Director agrees to disclose any such purchases on the annual Director and Officer Questionnaire.

b)Discount on Company Products. Each Eligible Director shall receive the same discount on Company products that is available to all Company employees.

c)Expenses. The Company will reimburse reasonable travel and related business expenses that an Eligible Director incurs for attendance at all meetings of the Board and applicable meetings of committees of the Board and in connection with other Board or Company business, to the extent incurred and substantiated in accordance with the policies, practices and procedures of the Company as in effect from time to time.

d)Motorcycle Usage. The Company may provide an Eligible Director with the use of a motorcycle for a limited amount of time where doing so may further a Company business objective.

Compensation Limits

Notwithstanding anything to the contrary in this Policy, all compensation payable under this Policy will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.